Exhibit 10.95

CONTRACT DEVELOPMENT and MANUFACTURING AGREEMENT

This Agreement is made and entered into this 16th day of June, 2003, by and between Synbiotics Corporation, a California corporation, having its principal office at 11011 Via Frontera, San Diego, CA 92127 (“SYNBIOTICS”) and [*], having its principal office at [*] (“[*]”).

         WHEREAS, SYNBIOTICS manufactures, or causes to have manufactured certain products as defined in Exhibit A and incorporated into this Agreement by attachment (hereinafter referred to as The Products); and,

         WHEREAS, [*] has experience in the development, production, manufacture, marketing and sale of products and/or the use of similar products to The Products; and,

         WHEREAS, [*] desires to obtain and SYNBIOTICS wishes to grant exclusive rights to manufacture and supply The Products.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties hereto agree as follows:

1.   DEFINITIONS

         For purposes of this Agreement, the following words and phrases shall have the following meanings.

         1.1.      “Affiliate” shall mean all entities at least fifty percent (50%) directly or indirectly owned or controlled by a Party, an entity which directly or indirectly owns or controls more than fifty percent (50%) of the voting stock of a Party, and any entity, the control or majority ownership of which is directly or indirectly common to the ownership of a Party.

         1.2.      “Calendar Year” shall mean, with respect to the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year. All subsequent Calendar Years shall commence on January 1 and end on December 31 of each year thereafter.

         1.3.      “Calendar Quarter” shall mean a period of three (3) consecutive Calendar Months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

         1.4.      “Month(s)” shall mean each successive thirty day period.

         1.5.      “Effective Date” means the date first noted above.

         1.6.      “Know-How” shall mean any proprietary information and Materials.

         1.7.      “Material” shall mean any components or derivatives used in the manufacture of The Products.

         1.8.      “Unit Sales” shall mean SYNBIOTICS’ actual gross units sold of The Products less the sum of the following:

1.8.1. actual or quantity discounts allowed, if any;

1.8.2. units actually repaid or credited by reason of rejection or return

         1.9.      “Party” or “Parties” shall mean SYNBIOTICS or [*], or both, as the context indicates.

[*] -Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to an Application Requesting Confidential Treatment under Rule 12b-24 under the Securities Exchange Act of 1934.

1.10.	“Test” shall mean one (1) unit of product (e.g., one (1) lateral flow device, one flow-through device).

1.11.	“USDA” shall mean United States Department of Agriculture.

2.   GRANT

         2.1.      SYNBIOTICS hereby grants to [*] the exclusive worldwide right to make The Products, except that SYNBIOTICS reserves the sole right for its Affiliate Synbiotics Europe, SA to develop and manufacture its own feline leukemia virus Test, during the term of this Agreement, unless this Agreement is terminated sooner as provided herein. This license cannot be assigned, or sublicensed without SYNBIOTICS’ prior written consent. The license rights granted hereby are subject to the rights of the United States government, if any, as set forth in 35 USC Section 200, et seq. To the extent SYNBIOTICS provides or licenses to [*] any Know-How, such licenses cannot be assigned or sublicensed without SYNBIOTICS’ prior written consent, and [*] shall protect the Know-How the same as it protects [*]’s proprietary and confidential information. Article 8 shall apply thereto.

3.   SUPPLY TERMS

         3.1.      [*] shall be the exclusive supplier of The Products to SYNBIOTICS for the term of this Agreement, unless this Agreement is earlier terminated as provided in Article 11. Each Party shall use reasonable efforts to supply each other with all requirements of Material and Tests for the development, commercialization, and ongoing sale of The Products.

         3.2.     [*] shall supply The Products to SYNBIOTICS for a minimum of two years from the date of the first accepted order at a price of [*] (USD) per assembled and pouched Test upon SYNBIOTICS’ submission of a purchase order and [*]’s acceptance of such purchase order. [*] shall use its best efforts to accept and perform all purchase orders that have a lead time of at least thirty (30) days. No confirmation form shall be effective to vary the terms set forth in this Agreement. Such a price rate assumes that each Test shipped is created with Materials supplied by SYNBIOTICS as set forth in Exhibit B. Materials provided by SYNBIOTICS shall at all times remain the property of SYNBIOTICS and cannot be transferred by [*] to anyone else. All prices are exclusive of taxes, freight and insurance, all of which shall be the obligation of SYNBIOTICS. [*] reserves the right, upon thirty (30) days prior written notice to [*], to raise prices to cover increased costs, but under no circumstances shall this exceed [*] annually. The minimum size of a purchase order shall be [*] Tests. SYNBIOTICS shall pay [*] within thirty (30) days of receipt of an invoice from [*], provided the Tests have been shipped by [*] before the sending of the invoice and are satisfactory.

4.   DEVELOPMENT OF THE PRODUCTS

         4.1.      [*] shall use its best efforts to develop The Products for commercial sale. Subject to Article 15, SYNBIOTICS and [*] mutually agree shall use their respective best efforts to develop and submit applications for USDA approval of the first three listed of The Products within six (6) Months of the Effective Date.

5.   ROYALTIES AND OTHER CONSIDERATION

         5.1.      So long as [*] is complying with Section 4.1, SYNBIOTICS will pay to [*] a development fee in the amount of [*] per Month (as defined in Section 1.4) to maximum fee of [*]. The first Month’s fee is payable upon execution of this Agreement, the rest are payable in arrears upon invoicing .

         5.2.      As additional incentive, SYNBIOTICS will pay to [*] a performance bonus based upon submission time to the USDA of all three of the first three listed products listed in Exhibit A, providing that the USDA finds all three submissions acceptable. The performance bonus will be paid according to the following scale and will be paid within 30 days after approval by USDA.

5.2.1.	[*] for submission within 3 Months or less of execution of this Agreement
[*] for submission between 3 and 4 Months after execution of this Agreement
[*] for submission between 4 and 5 Months after execution of this Agreement

[*] for submission between 5 and 6 Months after execution of this Agreement

         5.3.      In the event that SYNBIOTICS shall terminate the Supply portion of this Agreement, SYNBIOTICS shall provide a 12 Months notice of its intent to terminate, and upon such termination shall pay to [*] within 30 days following the end of each Calendar Quarter, a royalty of [*] per Test sold by SYNBIOTICS or its Affiliates for the unexpired term of this Agreement.

         5.4.      [*] grants to SYNBIOTICS a right of first offer to market and sell to its markets and customers any animal health products developed by [*] during the term of this Agreement, unless [*] chooses to market and sell such Products directly, and not through another Party. The offer shall be in writing. SYNBIOTICS will have 45 days from the date of receipt of the offer to accept or reject it. No response will be a rejection. After rejection, [*] shall have 180 days to enter into an Agreement with anyone else provided the terms and conditions of the Agreement can be no more favorable to the customer than what was offered to SYNBIOTICS. After 180 days, [*] would have to go through a right of first offer procedure again.

6.   REPORTS AND RECORDS

         6.1.      In the event that SYNBIOTICS shall have moved the manufacturing according to Section 11.2.2 of this Agreement, SYNBIOTICS shall deliver to [*] true and accurate reports of the following information in a form reasonably acceptable to [*] to accompany royalty payments of Article 5.3 above:

6.1.1.	Unit Sales for all of The Products sold by SYNBIOTICS and its Affiliates for the Calendar Quarter;
6.1.2.	total royalties due.

         6.2.      If no royalties shall be due hereunder, SYNBIOTICS shall so advise [*] in writing within thirty (30) days after the end of any Calendar Quarter for which no royalties are due.

         6.3.      SYNBIOTICS shall keep full true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to [*] hereunder. Said books of account shall be kept at SYNBIOTICS’ principal place of business. Said books and the supporting data shall be open at all reasonable times upon reasonable notice for two (2) years following the end of the Calendar Year to which they pertain, to the inspection at [*]’s expense of a certified public accountant reasonably acceptable to SYNBIOTICS for the purpose of verifying SYNBIOTICS’ royalty statement or compliance in other respects with this Agreement; provided, however, if an audit correctly discloses that the royalties payable by SYNBIOTICS for any audited period are more than [*] of the royalties actually payable for such period, then SYNBIOTICS shall pay the fees and expenses charged by the accountant. Such accountant will not disclose to [*] any information other than the accuracy of SYNBIOTICS reports and calculations.

         6.4.     [*] and SYNBIOTICS agree that copies of all records pertaining to Know-How for production of The Products including all manufacturing SOP’s, Bills of Material, sources of product components, label records, and directions-for-use will be kept for safe keeping with [*]. These copies of all records shall remain the property of [*] until such time as this contract is terminated as provided for in Section 11.2 herein, at which time, [*] will convey all such records to SYNBIOTICS.

7.   REPRESENTATIONS / INDEMNIFICATION / LIMITATION OF LIABILITY

         7.1.      SYNBIOTICS represents and warrants to [*] that it has full right and authority to perform its obligations under this Agreement, and that it has no relationship with any other entity that would preclude it from carrying out its obligations under this Agreement.

         7.2.      The Parties each agree to hold the other Party, their trustees, directors, officers, employees, agents and Affiliates harmless from any and all claims and expenses, including legal expenses and reasonable attorney fees arising from possible infringement upon the intellectual property or proprietary rights of any other Party resulting from the other Party’s performance of its obligations under this Agreement.

         7.3.     [*] shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold SYNBIOTICS, their trustees, directors, officers, employees, agents and Affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorney fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of The Products or arising from any obligation of [*] hereunder.

         7.4.     [*] warrants to SYNBIOTICS that, for a period of 12 Months after delivery of each respective unit of The Products to SYNBIOTICS that The Products shall be free from defects in Materials and workmanship (other than Materials provided by SYNBIOTICS) and shall be in compliance with all USDA licenses and with the requirements of Exhibit A hereto. Except as otherwise expressly set forth in this Agreement, [*] makes no representations and extends no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, and validity of patent rights claims, issued or pending.

8.    CONFIDENTIALITY

         8.1.     Each Party agrees, both during the term of this Agreement and for a period of five (5) years thereafter, to hold all information given to it by the other Party that is identified as confidential (the “Confidential Information”), in confidence, and not to make the Confidential Information available in any form to any third Party or to use the Confidential Information for any purpose other than the purposes described in this Agreement. Each Party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of this Agreement, including limiting disclosure to employees or other persons who have a need to know and who have signed appropriate Confidentiality Agreements. This restriction on disclosure shall not apply to the extent that any Confidential Information (a) is or becomes a part of the public domain through no act or omission of the receiving Party; (b) was in the receiving Party’s lawful possession prior to the disclosure and had not been obtained by the receiving Party from the disclosing Party as evidenced by written records; (c) is lawfully disclosed to the receiving Party by a third Party without restriction on disclosure; (d) is independently developed by the receiving Party by personnel not having access to the Confidential Information as evidenced by written records; or (e) is required by a court order, law or government regulation to be disclosed, provided the receiving Party gives prompt written notice to the disclosing Party of such requirement and reasonably cooperates with the disclosing Party in protecting the confidentiality of such information.

9.   ASSIGNMENT

         9.1.     This Agreement is not assignable and the licenses hereunder are not sublicensable without the prior written consent of the other Party, which consent may for any reason be withheld; provided, however, such consent shall not be required in the case of a sale or other transfer to a third Party of all or substantially all the assets relating to the subject matter of this Agreement.

10.    DISPUTE RESOLUTION

         10.1.      If one of the Parties hereto declares that a dispute between the Parties has arisen related to or arising out of this Agreement, such dispute shall, in the first instance, be the subject of a meeting between the Parties to negotiate a resolution of such dispute. The meeting shall be attended by individuals from each Party who have decision making authority with respect to the matter in question. Should the negotiations not lead to a settlement of the dispute within fifteen (15) days of the date of the meeting, the Parties shall refer the dispute to a mutually agreeable mediation service to resolve the dispute. If the mediation does not lead to a settlement of the dispute within twenty-one (21) days of the date of that meeting, then the Parties shall submit the issue to arbitration before a panel of arbitrators under the rules of the American Arbitration Association, or rules mutually agreeable to the Parties. The panel of arbitrators shall consist of three Parties: one selected by each Party as well as a disinterested third Party that the two arbitrators shall name, such third arbitrator having experience in the business of animal health products. The arbitrators shall be given full power to decide the location of the hearing and to hear and finally determine and dispose of all disputes between the Parties that may arise from or that are related to this Agreement and will make their ruling in writing no later than thirty (30) days after the hearing. The decision and/or award rendered by the arbitrators shall be final and binding. No Party has the right to appeal the ruling, to any court or otherwise. Each Party shall pay its own attorney fees and all fees and expenses payable with respect to the mediation and arbitration proceeding, including reasonable attorney fees and expert witness fees. Arbitration association fees shall be shared by both Parties.

11.    TERM AND TERMINATION

         11.1.      This Agreement shall be effective as of the Effective Date and for a period of five (5) years from the Effective Date, unless this Agreement is earlier terminated as provided in Paragraph 11.2 or 11.3, and shall automatically renew for an additional two (2) year period unless either Party provides written notification to the other Party of its intention not to renew at least one-hundred and eighty (180) days prior to the expiration of the initial five (5) year period.

         11.2.      SYNBIOTICS shall have the right to terminate this Agreement if:

11.2.1. [*] shall default in the performance of any of the Material obligations herein contained and such default has not been cured within forty-five (45) days after receiving written notice thereof from SYNBIOTICS; or

11.2.2. [*] shall cease to carry out its business, shall be adjudged bankrupt or insolvent, shall apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or shall voluntarily seek relief under any law for the aid of debtors.

         11.3.      [*] may terminate this Agreement upon twelve (12) Months’ prior written notice to SYNBIOTICS.

         11.4.      Upon termination of this Agreement, neither Party shall be released from any obligation that matured prior to the Effective Date of such termination. Upon termination, [*] shall immediately return to SYNBIOTICS all Materials and equipment owned or supplied by SYNBIOTICS.

         11.5.      Articles 5.3, 7.2, 7.3, 8, 9 and 10 shall survive the termination or expiration of this Agreement. Upon the termination or expiration of this Agreement, the receiving Party of Confidential Information shall return all such Confidential Information and any copies, extracts, reflections, analysis and derivatives thereof to the disclosing Party, except one copy of such Confidential Information may be retained in the legal files of the receiving Party for compliance purposes.

12.    TRANSFER RIGHTS AND OBLIGATIONS

         12.1.      If SYNBIOTICS elects to move manufacturing of The Products to its own facility per paragraph 11.2.2, [*] will have a surviving obligation to provide reasonable efforts in affecting the transfer of Know-How, including providing up to five (5) man days of direct assistance to SYNBIOTICS to facilitate the transfer of manufacturing activities and the supporting Know-How. At its option, SYNBIOTICS may purchase additional consulting time beyond the five days at the rate of [*] per day.

         12.2.      All raw Materials provided by SYNBIOTICS involved with the manufacture of the transferred product(s) are to be returned to SYNBIOTICS at that time.

13.   NOTICES

         13.1.      Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified, first-class mail, postage prepaid, addressed to the address below or as either Party shall designate by written notice to the other Party.

In the case of SYNBIOTICS:

Synbiotics Corporation
11011 Via Frontera,
San Diego, CA 92127
Attention: President

In the case of [*]:

[*]

14.    AMENDMENT, MODIFICATION

         14.1.      This Agreement may not be amended or modified except by the execution of a written instrument signed by the Parties hereto.

15.   GOVERNMENT APPROVALS AND RELATED DOCUMENTS

         15.1.      [*] shall be responsible for obtaining at its own expense all government approvals required for sale of The Products. [*] shall be solely responsible for conducting any clinical trials needed for such approvals. In the event that government agency user fees are imposed during this Agreement, or fees are required to obtain data from external sources, such fees will be the obligation of SYNBIOTICS.

         15.2.      SYNBIOTICS shall, at its own expense, provide [*] any information in SYNBIOTICS’ possession that would be useful to [*] in government filings to initiate and complete government approval of The Products and labels for The Products.

16.   MISCELLANEOUS

         16.1.      This Agreement shall be construed and interpreted in accordance with the laws of the State of California, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

         16.2.      The Parties acknowledge that this Agreement sets forth the entire understanding and Agreement of the Parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous understandings between the Parties, written or oral, regarding such subject matter.

         16.3.      The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         16.4.      Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, logo, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing). Without the express written approval of the other Party, neither Party shall use any designation of the other Party in any promotional activity associated with this Agreement or the The Products without the express written consent of the other Party. Neither Party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other Party, except to the extent required by law.

         16.5.      If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the Parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal and unenforceable.

         16.6.      Failure at any time to require performance of any of the provisions herein shall not waive or diminish a Party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

         16.7.      Neither Party shall be held responsible for the failure or delay in performance herein when such failure or delay is due to any act of God or of the public enemy, war, fire, flood, epidemic, strikes and labor interruption, accident, unusually severe weather or other causes similar to the foregoing beyond their reasonable control. Any Party whose performance is affected by such force majeure shall promptly give notice to the other Party of such force majeure upon which such Party intends to rely to excuse its performance. And the time for performance shall be extended day-for-day for the duration of the force majeure. If the force majeure delays performance for more than ninety (90) days, then the other Party may terminate this Agreement immediately upon written notice.

         16.8.      The relationship between [*] and SYNBIOTICS under this Agreement shall be that of independent contractors engaged in the operation of their own respective businesses. Nothing in this Agreement is intended or is to be construed to constitute SYNBIOTICS and [*] as partners, employer/employee, or principal/agent, or the employees or agents of any Party hereto as employees or agents of the other Party. Neither Party has the express or implied right or authority to assume or create any obligations for or on behalf of the other Party, to bind the other Party to any contract or undertaking with any third Party or to make any warranties or representations for or on behalf of the other Party and each agrees not to purport to do so.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective and duly authorized officers.

SYNBIOTICS CORPORATION		[*]

By:	/s/ PAUL R. HAYS	By:	/s/ [*]

Name:	Paul R. Hays	Name:	[*]

Title:	President & Chief Operating Officer	Title:	President

Date:	6/16/03	Date:	6/16/03

EXHIBIT A

The Products

List of The Products and the performance criteria for final product:

1.         CANINE HEARTWORM ANTIGEN TEST, in-clinic, assembled and pouched single-Test, using the lateral-flow immunochromatographic format, all configured as near as may be to the ICT format utilized in the Witness® Tests manufactured for SYNBIOTICS by Agen in the first quarter of 2003, and with the same form factor and look, feel and appearance as the Agen-manufactured products.

Sensitivity and Specificity established based on using samples from necropsy confirmed heartworm infections or dogs experimentally infected with heartworm.
            [*]

Fully functional canine heartworm antigen Test device pouched and packaged with desiccant. Pouch to be video inkjet printed with canine heartworm description, lot number and expiration date, and SYNBIOTICS marks as identified by SYNBIOTICS from time to time.

2.         FELINE LEUKEMIA ANTIGEN TEST, in-clinic, assembled and pouched single-Test, using the lateral-flow immunochromatographic format, all configured as near as may be to the ICT format utilized in the Witness® Tests manufactured for SYNBIOTICS by Agen in the first quarter of 2003, and with the same form factor and look, feel and appearance as the Agen-manufactured products.

Previous work was performed by Agen and Rhone Merieux, Inc. on samples characterized by either IFA or ELISA.
            [*]

Fully functional feline leukemia virus antigen Test device pouched and packaged with desiccant. Pouch to be video inkjet printed with FeLV description, lot number and expiration date, and SYNBIOTICS marks as identified by SYNBIOTICS from time to time.

3.         CANINE PARVOVIRUS ANTIGEN TEST, in-clinic, assembled and pouched single-Test, using the lateral-flow immunochromatographic format, all configured as near as may be to the ICT format utilized in the Witness® Tests manufactured for SYNBIOTICS by Agen in the first quarter of 2003, and with the same form factor and look, feel and appearance as the Agen-manufactured products.

Hemagglutination titers of known positive fecal samples used to calculate product performance.
            [*]

Fully functional canine parvovirus antigen Test device pouched and packaged with desiccant. Pouch to be video inkjet printed with the parvo description, lot number and expiration date, and SYNBIOTICS marks as identified by SYNBIOTICS from time to time.

4.         EHRLICHIA CANIS (not currently licensed)
             To constitute a Product only when the Parties mutually agree on sensitivity and specificity requirements.
Fully functional Ehrlichia canis antibody Test device pouched and packaged with desiccant. Pouch to be video inkjet printed with the Ehrlichia description, lot number and expiration date, and SYNBIOTICS marks as identified by SYNBIOTICS from time to time.

Performance criteria in Section 7 must be met for the canine heartworm, feline leukemia and Ehrlichia canis Tests using whole blood, plasma and serum. The performance criterion for canine parvovirus is met by testing canine fecal samples.

EXHIBIT B

SYNBIOTICS Biologicals and Packaging Components Supplied to [*]

Biologicals:

1.	Canine Heartworm Antigen

Canine Heartworm Antisera (Polyclonal) – USDA product code E019.00 Canine Heartworm Monoclonal Antibody – USDA product code E118.00

2.	Feline Leukemia Virus Antigen

Feline Leukemia Virus Antisera (Polyclonal) – USDA Code E028.01 Feline Leukemia Virus Monoclonal Antibody – USDA Code E028.00

3.	Canine Parvovirus Antigen

Anti-Parvo Virus Antiserum (Polyclonal) – USDA registered product code E024.01 Anti-Parvo Virus Monoclonal Antibody – USDA registered product code E024.01

4.	Ehrlichia Canis Antigen Extract

For further manufacture license will proceed in conjunction with [*]’s product licensure.

Components:

1.      Cassette housing
2.      Cassette pouch
3.      Pouch desiccant